Exhibit 2.7

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Amarantus BioScience Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority of the Board of Directors as required by the Nevada Revised Statutes and in accordance with the provisions of its Articles of Incorporation has and hereby authorizes a series of the Corporation’s previously authorized preferred stock, par value $0.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

1.	Designation; Rank. This series of preferred stock shall be designated and known as “Series C Convertible Preferred Stock.” The number of shares constituting the Series C Convertible Preferred Stock shall be ninety-nine (99) shares. Except as otherwise provided herein, the Series C Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

2.	Dividends. The holders of shares of Series C Convertible Preferred shall have no dividend rights except as may be declared by the Board of Directors, in its sole and absolute discretion, out of funds legally available for such purpose.

3.	Liquidation Preference.

a.	In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series C Convertible Preferred shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of Common Stock.

b.	A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidation or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation.

4.	Conversion of Series C Convertible Preferred. The outstanding shares of Series C Convertible Preferred Stock shall be convertible into Common Stock as follows:

a.	Optional Conversion Right. Each share of Series C Convertible Preferred Stock shall be convertible, at the option of the Holder thereof and without payment of additional consideration by the Holder thereof, at any time, into such number of shares of the Corporation’s Common Stock equal to 0.1% of the Corporation’s total number of Common Stock outstanding on the Optional Conversion Date (as hereinafter defined) (the “Conversion Rate”).

b.	Mechanics of Optional Conversion. The effect the optional conversion of the shares of the Series C Convertible Preferred Stock in accordance with Section 4(a) hereof, any holder of Series C Convertible Preferred Stock shall make a written demand for such conversion (a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (the “Optional Conversion Date”). Within five (5) days of receipt of the Conversion Demand, the Corporation shall give written notice (the “Conversion Notice”) to the holder of Series C Convertible Preferred Stock setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares of Series C Convertible Preferred Stock not yet tendered are to be converted are to be surrendered and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder of Series C Convertible Preferred Stock at such holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series C Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each holder of Series C Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder of Series C Convertible Preferred Stock, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series C Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

c.	Automatic Conversion. Each share of Series C Convertible Preferred Stock shall automatically convert into fully-paid and non-assessable shares of Common Stock at the Conversion Rate immediately prior to such time that the Corporation’s Common Stock is uplisted to a national securities exchange, without any further action by the Holder, and whether or not the certificate or certificates representing such shares are surrendered to the Corporation. A “national securities exchange” is a securities exchange that has registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934.”

d.	No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Convertible Preferred Stock. In lieu of any fractional share to which a holder of Series C Convertible Preferred Stock would be entitled but for the provisions of this Section 4(d) based on the number of shares of Series C Convertible Preferred Stock held by such holder, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

e.	Reservation of Stock. The Corporation shall at all times when any shares of Series C Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock. If at any time the umber of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

f.	Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares of Common Stock issued upon conversion of one share of Series C Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

g.	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustments, (ii) the Conversion Rate in effect at such time for the Series C Convertible Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon conversion of the Series C Convertible Preferred Stock.

h.	Issue Taxes. The holder converting shares of Series C Convertible Preferred Stock shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on version of any shares of Series C Convertible Preferred Stock.

5.	Voting. Except as required by law, the shares of Series C Convertible Preferred Stock shall have no voting rights. Except as otherwise required by law, the shares of Series C Convertible Preferred Stock shall not be entitled to vote as a separate class on any matter to be voted upon by shareholders of the Corporation.

6.	Miscellaneous.

a.	Lost or Mutilated Preferred Stock Certificate. If a holder’s Series C Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

b.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. The Corporation and each holder of Series C Convertible Preferred Stock hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. The Corporation and each holder of Series C Convertible Preferred Stock hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

c.	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

d.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

e.	Status of Converted Preferred Stock. If any shares of Series C Convertible Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock this 25th day of September 2019.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

/s/ Gerald Commissiong
Name: Gerald Commissiong
Title: Chief Executive Officer